Arcutis Announces Fourth Quarter and Full Year 2025 Financial Results and Provides Business Update

•Q4 2025 net product revenue for ZORYVE® (roflumilast) was $127.5 million, an 84% increase compared to Q4 2024, and a 29% increase compared to Q3 2025
•Full year 2025 net product revenue for ZORYVE was $372.1 million, an increase of 123% over the prior year
•Reported positive topline data for the INTEGUMENT-INFANT Phase 2 trial of ZORYVE cream 0.05% in children ages 3 to 24 months with mild to moderate atopic dermatitis, with a Supplemental New Drug Application (sNDA) submission expected in Q2 2026
•Announced expansion of its dermatology sales force and, separately, the initiation of a targeted Arcutis commercialization effort for primary care and pediatric health care providers
•Produced positive operating cash flow in Q4 2025 and anticipates maintaining positive operating cash flow on a quarterly basis going forward
•Company raised 2026 full year net product sales guidance to $480 million – $495 million
Westlake Village, CA, February 25, 2026 – Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), a commercial-stage biopharmaceutical company focused on developing meaningful innovations in immuno-dermatology, today reported financial results for the quarter and year ended December 31, 2025, and provided a business update.
“In 2025, Arcutis continued its strong performance trend, with more than 90% year-over-year growth in net product revenue, reflecting strong demand for ZORYVE, successful execution across multiple product launches that leveraged ZORYVE’s differentiated profile, and early penetration into the large topical steroid market,” said Frank Watanabe, president and chief executive officer of Arcutis. “We enter the next phase of our growth with a solid cash position and the resources to invest both in ZORYVE’s continued growth and expansion, and to build and advance our pipeline through our world-class development organization.”
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Fourth Quarter and Full Year 2025 Financial Results and Business Update
Commercial Highlights
ZORYVE — a highly potent and selective phosphodiesterase-4 (PDE4) inhibitor in once-daily cream and foam formulations, approved in the United States and Canada for the treatment of plaque psoriasis, atopic dermatitis, and seborrheic dermatitis.
•ZORYVE net product sales for the fourth quarter of 2025 were $127.5 million, reflecting 29% sequential growth over the third quarter of 2025 and 84% year-over-year growth. Sequential growth was driven by increasing demand across products and improved gross-to-net (GTN) pricing.
•ZORYVE net product sales for the full year of 2025 were $372.1 million, reflecting a 123% increase versus 2024. This year-over-year growth was primarily driven by increasing demand across products.
•Secured Medicare access beginning in January 2026, with approximately one in three Medicare patients now having non-preferred access to ZORYVE.
•The Company launched ZORYVE cream 0.05% for the treatment of atopic dermatitis in children ages 2 to 5 years old following Food and Drug Administration (FDA) approval in early October 2025.
•Announced expansion of its dermatology sales force to optimize prescriber targeting and call frequency in order to deepen adoption of ZORYVE.
•Mutually agreed to terminate the promotion agreement with Kowa in January 2026. The Company plans to assume responsibility for sales and promotion of ZORYVE in the pediatric and primary care settings with a targeted sales team.
Clinical and Regulatory Developments
•sNDA accepted for ZORYVE cream 0.3% for the treatment of plaque psoriasis down to 2 years of age with a Prescription Drug User Fee Act (PDUFA) target action date set for June 29, 2026.
•Reported positive topline results for the INTEGUMENT-INFANT Phase 2 study evaluating ZORYVE cream 0.05% in infants with atopic dermatitis ages 3 to 24 months old. The Company plans to submit an sNDA for ZORYVE cream 0.05% for this age group in Q2 2026.
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•The Company continues to enroll patients in Phase 2 proof-of-concept studies with ZORYVE foam 0.3% for the treatment of vitiligo and hidradenitis suppurativa, and expects to report decisions on program advancement in these indications in the fourth quarter of 2026 and first quarter of 2027, respectively.
•The Company is preparing to enroll the first patient in a Phase 1 study of ARQ-234, a fusion protein that is a potent and highly selective checkpoint agonist of the CD200 receptor, being developed as a potential novel biologic treatment for atopic dermatitis, in Q1 2026.
Corporate Updates
•Achieved positive cash flow with $26.2 million of cash flow from operations in Q4 2025 driven by the continued momentum of ZORYVE net sales growth combined with expense discipline.
•Announced that professional golfer Max Homa, six-time PGA Tour winner, joined the Free to Be Me Awareness campaign, urging individuals with seborrheic dermatitis to tee up a conversation with their health care providers.
•Appointed Amit Munshi to the Board of Directors in December 2025 following the retirement of Bhaskar Chaudhuri.
•The Company obtained one new U.S. patent in Q4 2025 related to topical roflumilast foam compositions, extending exclusivity in the United States for our foam formulation from 2041 to 2042.
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Fourth Quarter and Full Year 2025 Summary Financial Results
Total revenues for the quarter ended December 31, 2025 were $129.5 million compared to $71.4 million for the corresponding period in 2024. This year-over-year increase was primarily driven by strong unit demand growth. The quarters ended December 31, 2025 and 2024 each included Other revenue of $2.0 million. Total revenues for the year ended December 31, 2025 were $376.1 million compared to $196.5 million for the corresponding period in 2024. These year-over-year increases were primarily due to strong unit demand growth, partially offset by a reduction in Other revenue. Total revenues for 2025 and 2024 include Other revenue of $4.0 million and $30.0 million, respectively. Other revenue in 2024 was primarily driven by $25.0 million from an upfront payment in connection with the Sato Japan License Agreement.
Cost of sales for the quarter ended December 31, 2025 was $11.7 million compared to $6.9 million for the corresponding period in 2024. Cost of sales for the year ended December 31, 2025 was $36.7 million compared to $19.1 million for the corresponding period in 2024. These year-over-year increases in cost of product sold were driven by an increase in ZORYVE sales volume.
Research and development (R&D) expenses for the quarter ended December 31, 2025 were $20.5 million compared to $14.5 million for the corresponding period in 2024. This increase in R&D expense resulted from higher clinical development and medical affairs costs related to our roflumilast programs. R&D expenses for the year ended December 31, 2025 were $77.1 million compared to $76.4 million for the corresponding period in 2024. Expenses remained consistent year over year, as increased development costs for roflumilast in pediatric atopic dermatitis were largely offset by a decrease in preclinical development costs.
Selling, general, and administrative (SG&A) expenses for the quarter ended December 31, 2025 were $79.0 million compared to $57.6 million for the corresponding period in 2024. SG&A expenses for the year ended December 31, 2025 were $274.6 million compared to $229.4 million for the corresponding period in 2024. These year-over-year increases were primarily due to higher sales and marketing expenses related to our continued commercialization efforts for ZORYVE.
Net income was $17.4 million, or $0.14 per basic share and $0.13 per diluted share, for the quarter ended December 31, 2025, compared to a net loss of $10.8 million, or $0.09 per basic and diluted share, for the corresponding period in 2024. Net loss was $16.1 million, or $0.13 per basic and diluted share, for
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the year ended December 31, 2025 compared to a net loss of $140.0 million, or $1.16 per basic and diluted share, for the corresponding period in 2024.
Cash, cash equivalents, restricted cash, and marketable securities were $221.3 million as of December 31, 2025, compared to $228.6 million as of December 31, 2024. Net cash provided by operating activities was $26.2 million during the fourth quarter of 2025, and net cash used in operating activities was $5.6 million during the full year 2025.
Financial Guidance
The Company raised net product revenue guidance for the full year 2026 from between $455 million and $470 million to between $480 million and $495 million.

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Conference Call and Webcast
Arcutis management will host a conference call and webcast today at 4:30 p.m. ET to discuss the financial results for the quarter and provide a business update. The webcast for this event can be accessed on the “Events” section of the Company’s website. The replay of the webcast will be available on the Arcutis website following the event.
About Arcutis
Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) is a commercial-stage medical dermatology company that champions meaningful innovation to address the urgent needs of individuals living with immune-mediated dermatological diseases and conditions. With a commitment to solving the most persistent patient challenges in dermatology, Arcutis has a growing portfolio of advanced targeted topicals approved to treat three major inflammatory skin diseases. Arcutis’ unique dermatology development platform coupled with our dermatology expertise allows us to develop differentiated therapies against biologically validated targets, and has produced a robust pipeline for a range of inflammatory dermatological conditions. For more information, visit www.arcutis.com or follow Arcutis on LinkedIn, Facebook, Instagram, and X.

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company's current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the potential to address large markets with significant unmet need; the development, submission, and potential approval, and potential commercialization of product candidates and expanded indications; the potential commercial success and growth of ZORYVE in plaque psoriasis, seborrheic dermatitis, and atopic dermatitis; anticipated net product sales for 2026; the expansion of the Company's dermatology sales force and the success of the Company's efforts in primary care and pediatric health care providers; the Company's ability to maintain positive operating cash flow on a quarterly basis; the building and advancement of the Company's pipeline; and the timing of regulatory filings and potential approvals. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements and you should not place undue reliance on our forward-looking statements. Risks and uncertainties that may cause our actual results to differ include risks inherent in the clinical development process and regulatory approval process, the timing of regulatory filings, the timing, expenses, and success of our commercialization efforts, including uncertainty of future commercial sales and related items that can impact net sales, and our ability to defend our intellectual property. For a further description of the risks and uncertainties applicable to our business, see the “Risk Factors” section of our Form 10-K filed with U.S. Securities and Exchange Commission (SEC) on February 25, 2026, as well as any subsequent filings with the SEC. Any forward-looking statements that the company makes in this press release are made pursuant to the Private Securities Litigation Reform Act of 1995, as amended, and speak only as of the date of this press release. Except as required by law, we undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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Contacts:
Media
Amanda Sheldon, Head of Corporate Communications
media@arcutis.com

Investors
Brian Schoelkopf, Head of Investor Relations
ir@arcutis.com

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ARCUTIS BIOTHERAPEUTICS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31,	December 31,
	2025	2024

ASSETS
Current assets:
Cash and cash equivalents	$42,907	$71,335
Restricted cash	308	617
Marketable securities	178,075	156,620
Trade receivable, net	146,229	73,066
Inventories	22,634	14,526
Prepaid expenses and other current assets	21,079	19,656
Total current assets	411,232	335,820
Property, plant, and equipment, net	1,043	1,041
Intangible assets, net	14,812	9,479
Operating lease right-of-use asset	4,467	1,953
Other assets	1,419	596
Total assets	$432,973	$348,889
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,528	$14,220
Current portion of long-term debt, net	1,000	—
Accrued and other current liabilities	116,310	66,793
Total current liabilities	129,838	81,013
Operating lease liability, long-term	5,266	2,562
Long-term debt, net	107,959	107,203
Other long-term liabilities	431	570
Total liabilities	243,494	191,348
Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	1,327,595	1,279,479
Accumulated other comprehensive loss	(44)	(7)
Accumulated deficit	(1,138,084)	(1,121,943)
Total stockholders’ equity	189,479	157,541
Total liabilities and stockholders’ equity	$432,973	$348,889
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ARCUTIS BIOTHERAPEUTICS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenues:
Product revenue, net	$127,503	$69,360	$372,072	$166,542
Other revenue	2,000	2,000	4,000	30,000
Total revenues	129,503	71,360	376,072	196,542

Operating expenses:
Cost of sales	11,688	6,905	36,695	19,128
Research and development	20,451	14,480	77,051	76,420
Selling, general, and administrative	78,977	57,607	274,553	229,391
Total operating expenses	111,116	78,992	388,299	324,939
Income (loss) from operations	18,387	(7,632)	(12,227)	(128,397)

Other income (expense):
Interest income	2,166	2,881	8,897	16,126
Interest expense	(3,001)	(5,551)	(12,083)	(27,168)
Other income (expense), net	313	(163)	443	47

Income (loss) before income taxes	17,865	(10,465)	(14,970)	(139,392)

Provision for income taxes	$470	$323	$1,171	$647

Net income (loss)	$17,395	$(10,788)	$(16,141)	$(140,039)

Earnings (loss) per share:
Basic	$0.14	$(0.09)	$(0.13)	$(1.16)
Diluted	$0.13	$(0.09)	$(0.13)	$(1.16)

Weighted-average shares used in computing earnings (loss) per share:
Basic	128,251	124,919	127,234	120,958
Diluted	135,635	124,919	127,234	120,958
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com